Regional Queensland

Investment Incentives

Scheme Agreement

State of Queensland ("State")

The Grantee stated in the Reference Schedule ("Grantee")

eco-Kinetics Pty Ltd

(ABN 56 123 950 256)

Contents

1	Consideration

2	Agreement period

3	Financial Assistance

4	Pre-conditions to the provision of Financial Assistance
4.1	Pre-conditions
4.2	Request for further information
4.3	State not obligated until condition satisfied
4.4	Waiver
4.5	Non-satisfaction and termination
4.6	Effect of termination

5	Grantee's obligations
5.1	General obligations
5.2	Authorised Officers
5.3	Variations to levels of Capital Expenditure and Eligible Employees

6	Contract Performance Guarantee
6.1	Provision of Contract Performance Guarantee
6.2	Duration of Contract Performance Guarantee
6.3	Additional Contract Performance Guarantee
6.4	Replacement Contract Performance Guarantee
6.5	Recourse to the Contract Performance Guarantee
6.6	Release of Contract Performance Guarantee
6.7	Contract Performance Guarantee Notice

7	Provision of Financial Assistance
7.1	Financial Assistance claim
7.2	Reimbursement of Project expenses from the Project
Commencement Date until the Operations Commencement Date
7.3	Financial Assistance Claim Form
7.4	Requests for information
7.5	Provision of Financial Assistance
7.6	Return of Claim Form
7.7	No interest or liability
7.8	No claim

8	Records and Reports
8.1	Maintenance of Records
8.2	Access and inspection of Records

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8.3	Periodic Report
8.4	Half-yearly Report
8.5	Yearly Report
8.6	Reporting obligations if a Suspension Event or Default Event occurs or is likely to occur
8.7	Audit
8.8	Certification
8.9	Request further reports
8.10	Personal information
8.11	Continuing obligations

9	Suspension and termination
9.1	Suspension Event
9.2	Written notice to suspend
9.3	Suspension
9.4	Grantee to remedy breach
9.5	Effect of suspension notice
9.6	Right to terminate
9.7	Notice
9.8	Consequences of termination

10	Representations and warranties
10.1	Grantee's representations and warranties
10.2	No authority
10.3	Trustee warranties
10.4	Continuing obligation

11	Confidentiality
11.1	Confidential information
11.2	Disclosure of Confidential Information
11.3	Disclosure by Grantee
11.4	Excluded Information
11.5	Termination
11.6	Announcements or releases
11.7	Disclosure by the State
11.8	Acknowledgement of Assistance

12	GST
12.1	Definitions
12.2	Consideration does not include GST
12.3	Recovery of GST
12.4	Time of payment
12.5	Adjustment of additional amount
12.6	Reimbursement
12.7	Registration of GST
12.8	Tax Equivalents Regime

13	No undisclosed principals or undisclosed trusts •

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14	Disclaimer, Release and Indemnity
14.1	Disclaimer
14.2	Release and Indemnity

15	No partnerships

16	Communication of breaches

17	Notices
17.1	Form
17.2	Delivery
17.3	When effective
17.4	Receipt - post
17.5	Receipt - fax
17.6	Receipt - general

18	Assignment
18.1	Assignment by the Grantee
18.2	Assignment by the State
18.3	Other State Government Departments

19	Severability

20	Entire agreement

21	Dispute resolution
21.1	Reasonable endeavours to settle
21.2	Mediation
21.3	Appointment of mediator

22
22.1	Discretion in exercising rights
22.2	Partial exercising of rights
22.3	No liability for loss
22.4	Approvals and consents
22.5	Remedies cumulative
22.6	Rights and obligations are unaffected
22.7	Variation and waiver
22.8	Indemnities
22.9	Other continuing obligations
22.10	Further steps
22.11	Prompt performance
22.12	Set-off
22.13	Construction
22.14	Costs
22.15	Stamp duty
22.16	Change in law

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22.17	Counterparts

23	Governing law
23.1	Governing law
23.2	Jurisdiction
23.3	Serving documents

24	Interpretation
24.1	Definitions
24.2	References to certain general terms
24.3	Headings
24.4	Inconsistency

Schedule 1	Reference Schedule

Schedule 2	Project Development Program

Schedule 3	Cash Grant Claim Form

Schedule 4	Payroll Tax Reimbursement Claim Form

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Interpretation — definitions and interpretation rules are at the end of the General terms

Parties	State and Grantee

State	Name	State of Queensland through the Department of Employment, Economic Development and Innovation (Employment Industry Development and Innovation)

	ABN	24 830 236 408
	Address	PO Box 15168, CITY EAST, Queensland 4002
	Fax	3224 8410
	Attention	The Manager, Agreement Advisory, Commercial Advisory Services

Grantee	Name	See Reference Schedule
	ABN	See Reference Schedule
	Address	See Reference Schedule
	Fax	See Reference Schedule
	Attention	See Reference Schedule

Recitals	A

The State has established the Scheme with the objective of encouraging significant business development, and investment, in Queensland through the provision of financial assistance for the establishment, expansion or relocation of businesses in Queensland.

	B	The State has received an Application under the Scheme from the Grantee for financial assistance relating to the Project.

	C	The State has agreed to provide Financial Assistance to the Grantee for the Project, on the terms of this Agreement.

Date of Agreement		The date of this Agreement is the date the last Party signs this Agreement, as set out on the Signing Page

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General Terms

1	Consideration

This Agreement is entered into in consideration of the Parties incurring obligations and giving rights under this Agreement and for other valuable consideration.

2	Agreement period

This Agreement commences on the date of this Agreement and ends on the End Date, unless terminated earlier under this Agreement.

3	Financial Assistance

The State agrees to provide Financial Assistance to the Grantee, subject to the terms of this Agreement.

4.	Pre-conditions to the provision of Financial Assistance

4.1	Preconditions

It is a pre-condition of this agreement that the Grantee must locate the Project in Regional Queensland by the Operations Commencement Date.

Within 20 Business Days following the Operations Commencement Date, the Grantee must provide to the State:

a)	the details (including names and contact details) and specimen signatures of the Grantee's Authorised Officers;

b)	the Ancillary Material (certified by an Authorised Officer of the Grantee as accurate and up to date) requested by the State;

c)	evidence (certified by an Authorised Officer) that:

i.	the Project is feasible;

ii.	the Grantee has entered or will enter into agreements to acquire, lease or otherwise obtain rights to use any property necessary to implement and carry on the Project;

iii.	the Project is adequately insured by way of certificate's of currency; and

iv.	the Grantee has sufficient finance or other funding necessary to implement and carry on the Project;

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d)	details (excluding names) of the Employees and Excluded Employees, at the date of this Agreement, including their commencement dates, duties and titles, status (permanent, temporary or casual), hours of work and salaries, wages or fees per pay period (certified by an Authorised Officer); and

e)	any other document or information stated in the Other Pre-conditions or evidence that the Other Pre-conditions have been satisfied (as the case may be)

4.2	Request for further information

The State may at any time request further information from the Grantee for the purpose of assisting the State in satisfying itself of the matters referred to in clause 4.1(c), (d) and (e). The Grantee must comply with the State's request:

a)	within 15 Business Days after the request for further information is made by the State; or

b)	within 40 Business Days following the Operations Commencement Date,

whichever is the earlier.

4.3	State not obligated until condition satisfied

The obligations of the State under this Agreement other than the obligations contained in clauses 11 and 22.14, are conditional upon the State being completely satisfied of the matters referred to in clause 4.1(c), (d) and (e), in its absolute discretion within 50 Business Days following the Operations Commencement Date.

4.4	Waiver

The condition contained in clause 4.3 is for the benefit of the State. The State may at any time waive the condition by written notice to the Grantee.

4.5	Non-satisfaction and termination

If the State gives written notice to the Grantee that the condition in clause 4.3 is not satisfied within 50 Business Days following the Operations Commencement Date, then the State has the right to terminate this Agreement by notice in writing at any time, with the termination becoming effective at 5.00pm on the date specified by the State.

4.6	Effect of termination

If this Agreement is terminated under clause 4.5 then, in addition to any other rights, powers or remedies provided by law:

a)	each Party will be released from its obligations to further perform this Agreement, except the obligation of confidentiality under clause 11; and

b)	each Party will retain its rights against the other in respect of any past breach of this Agreement.

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5	Grantee's obligations

5.1	General obligations

During the Term, the Grantee must:

a)	promptly and diligently carry out the Project, in a manner satisfactory to the State;

b)	use due care and skill in carrying out the Project;

c)	carry out the Project in accordance with the Project Development Program;subject to clause 5.3,

d)	satisfy each of the Performance Criteria by the relevant Milestone Date;

e)	ensure that each of the Performance Criteria, once satisfied continue to be satisfied in accordance with the Project Development Program (for example, if a minimum number of Eligible Employees must be employed by the Grantee by a Milestone Date, that minimum number must be maintained until the next Milestone Date or the Term of this Agreement, as the case may be) subject to any subsequent Performance Criteria;

f)	at all times comply with all relevant laws, Authorisations, Notices, requirements and orders of any Government Agency;

g)	throughout the Term of this Agreement, effect and maintain the insurance policies identified in Schedule 1 – Reference Schedule of this Agreement;

h)	provide to the State, within 30 days of the date of this Agreement, copies of the insurance policies required by clause 5.1(g) and evidence that the policies are current;

i)	provide to the State, within 30 days of a written request by the State to do so, copies of the certificates of currency for the insurance policies referred to in clause 5.1(g);

j)	ensure that the Key Personnel are employed or engaged, and continue to be employed or engaged, by the Grantee in relation to the Project;

k)	appoint at least two Authorised Officers at all times;

l)	notify the State of any changes to the Authorised Officers (and provide to the State specimen signatures of all current Authorised Officers) within 3 Business Days of any changes;

m)	maintain the Project in Queensland at the Site to a level satisfactory to the State;

n)	immediately notify the State in writing when it becomes aware of (and subject to it not being prohibited from doing so by any law) any of the following:

i.	any actual or proposed material change to the Project:

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ii.	any actual or proposed material change which affects the Grantee or any Group Entity (including, without limitation, any actual or proposed change in Control of the Grantee or any Group Entity or any change in Key Personnel);

iii.	the occurrence or likely occurrence of any Suspension Event or Default Event; and

iv.	any matters that relate to, or may be expected to adversely affect, the good reputation, character and standing of the Grantee or any Group Entity, any director, senior officer or Key Personnel of the Grantee, or Group Entity which may be involved in the Project, including matters relating to their acting in breach of their obligations under any law in the conduct of business or in any role as an officer of a company, including (without limitation) their obligations pursuant to the Corporations Act; and

o)	comply with any Other Special Conditions

5.2	Authorised Officers

The Grantee agrees that:

a)	any of the Authorised Officers of the Grantee are authorised by the Grantee to sign any document contemplated or required to be signed on behalf of the Grantee for the purposes of this Agreement; and

b)	the actions of the Authorised Officers of the Grantee are binding on the Grantee.

5.3	Variations to levels of Capital Expenditure and Eligible Employees

The Grantee will be taken to have satisfied any Performance Criteria relating to the minimum number of Employees or Eligible Employees (as the case may be) and the minimum Capital Expenditure to be spent by the Grantee, by the relevant Milestone Date if, at the Milestone Date, the Grantee's actual:

a)	number of Employees or Eligible Employees (as the case may be) employed by the Grantee; and

b)	Capital Expenditure,

are each within 15% of the levels or amounts required under any of the Performance Criteria.

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6	Contract Performance Guarantee

6.1	Provision of Contract Performance Guarantee

If the Financial Assistance includes a Cash Grant, the Grantee must provide to the State at the time the Grantee lodges the first Claim Form pursuant to clause 7.3 the Contract Performance Guarantee in favour of the State.

6.2	Duration of Contract Performance Guarantee

The Contract Performance Guarantee provided by the Grantee in favour of the State in accordance with clause 6.1 must remain in force at all times and until the later of:

a)	the termination of this Agreement; and

b)	the completion to the satisfaction of the State of all obligations of the Grantee required to be undertaken by the Grantee in relation to the Project under this Agreement (which have arisen before termination of this Agreement or survive the termination of this Agreement, including, without limitation, the obligations of the Grantee to provide reports to the State under clause 8).

6.3	Additional Contract Performance Guarantee

If, any Cash Grant in excess of the amount of the Contract Performance Guarantee held at any time by the State is able to be claimed by the Grantee, the State will request additional Contract Performance Guarantee in favour of the State for the amount of that difference. The Grantee must provide to the State, any additional Contract Performance Guarantee requested by the State by the earlier of the date:

a)	that a claim is made under clause 7.3; and

b)	specified by any written notice by the State to the Grantee.

6.4	Replacement Contract Performance Guarantee

If a Contract Performance Guarantee provided by the Grantee to the State was given by a person who has ceased to be an Approved Security Provider, the Grantee must, within 14 days of that person ceasing to be an Approved Security Provider, provide to the State a replacement Contract Performance Guarantee in favour of the State for an amount not less than the amount of the Contract Performance Guarantee provided by the Grantee to the State at the date that the person ceased to be an Approved Security Provider.

6.5	Recourse to the Contract Performance Guarantee

The State will have recourse to the Contract Performance Guarantee provided by the Grantee, without notice to the Grantee, to recover any amounts owing by the Grantee to the State under this Agreement. This clause survives the termination of this agreement.

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6.6	Release of Contract Performance Guarantee

If the Grantee has complied with all its obligations under this Agreement, the State will release the Contract Performance Guarantee provided by the Grantee to the State under this Agreement, on the later of the dates in clause 6.2.

6.7	Contract Performance Guarantee Notice

Notwithstanding any term of this Agreement, nor the amount of the Cash Grant actually claimed by the Grantee, the State may require the Grantee lust to provide a Contract Performance Guarantee by a date specified in a written notice by the State. The Grantee must comply with the State's notice.

7	Provision of Financial Assistance

7.1	Financial Assistance claim

Within one Month of the end of each Quarter during the Term, the Grantee must submit a claim to the State for eligible reimbursement of:

a)	a Project expense paid by the Grantee during that Quarter for an Approved Purpose, up to, in aggregate over the Term, the Cash Grant; and

b)	any payroll tax paid in Queensland by the Grantee to the State Government under the Pay-roll Tax Act 1971 (Old) in respect of the Employees or Eligible Employees (as the case may be) during that Quarter, subject to the Payroll Tax Terms.

7.2	Reimbursement of Project expenses from the ProjectCommencement Date until the Operations Commencement Date

If the Financial Assistance includes a Cash Grant the Grantee may, along with the first claim submitted under clause 7.1, submit a claim to the State for reimbursement of any Project expense paid by the Grantee for an Approved Purpose during the period from the Project Commencement Date until the Operations Commencement Date.

7.3	Financial Assistance Claim Form

A claim for Financial Assistance under clause 7.1 or 7.2 must be:

a)	in the form of the relevant Claim Form;
b)	be complete and accurate; and
c)	be accompanied by:

i.	evidence of the relevant expenditure (including, without limitation, invoices and receipts) claimed under the Claim Form;

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ii.	any other relevant Ancillary Material (certified by an Authorised Officer of the Grantee as accurate and up to date) in support of the claim for Financial Assistance under the Claim Form;

iii.	if applicable, a statutory declaration by an Authorised Officer of the Grantee confirming that each Employee or Eligible Employee (as the case may be) counted for the purpose of achieving a Performance Criterion and each Employee for whom a reimbursement of Queensland payroll tax is sought, is an Employee or Eligible Employee (as the case may be);

iv.	a tax invoice in accordance with the GST Act; and

v.	if the claim for Financial Assistance relates to all or part of a Cash Grant, a Contract Performance Guarantee in accordance with clause 6.

7.4	Requests for information

The State may, at any time during the Term, in its absolute discretion request the Grantee to:

a)	meet with the State, at a place nominated by the State, to discuss and agree on the Employee Reporting Arrangement;

b)	provide to the State any information (in addition to the information provided under clause 7.3) to satisfy the State that the amounts claimed in any Claim Form have been properly incurred and paid by the Grantee in relation to the Project; and

c)	provide to the State evidence to satisfy the State that:

i.	the Project continues to be feasible;

ii.	the Grantee continues to hold the necessary rights (whether by acquisition, lease or otherwise) to use any property to carry on the Project; and

iii.	the Grantee continues to have sufficient finance or other funding necessary to carry on the Project.

The Grantee must comply with any request under this clause 7.4 within 5 Business Days of the State's request.

7.5	Provision of Financial Assistance

Subject to clause 4, the State will provide to the Grantee the relevant Financial Assistance claimed under the Claim Form by the Payment Date if the State is satisfied that:

a)	the Grantee has properly completed and signed the Claim Form;

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b)	the claim for Financial Assistance under the Claim Form is valid and payable by the State under this Agreement;

c)	the Grantee has complied with clauses 7.3 and 7.4, and to the extent that a meeting or information is requested by the State pursuant to clause 7.4, an Employee Reporting Arrangement has been agreed and the State is completely satisfied of the matters referred to in clause 7.4(b) and (c);

d)	in the case of any Milestone Dates which occur before the Payment Date, the Grantee has satisfied each of the Performance Criteria by the relevant Milestone Date and continues to maintain or satisfy that Performance Criteria at the Payment Date;

e)	in the case of a Cash Grant, the claim is for an Approved Purpose;

f)	no Suspension Event has occurred and is continuing at the Payment Date;

g)	no Default Event has occurred and is continuing at the Payment Date;

h)	the State is satisfied as to the continuing accuracy and adequacy of all warranties and representations made under this Agreement by the Grantee at the Payment Date;

i)	the Grantee has complied with clause 6; and

j)	the Grantee has delivered all reports required under clause 8 and there are no outstanding or undelivered reports at the Payment Date.

7.6	Return of Claim Form

The State reserves the right, in its absolute discretion, to return the Claim Form to the Grantee, (but is not obliged to do so) if the State is not satisfied of any of the matters listed in clause 7.5.

7.7	No interest or liability

If the State does not (for any reason) provide all or part of the Financial Assistance by the Payment Date, the State will not be liable to the Grantee for:

a)	interest on the amount of any Financial Assistance to be provided by the State to the Grantee under this Agreement; and

b)	any loss, liability or damages (including, without limitation, loss of profits or consequential foss) incurred by the Grantee as a consequence of the delay.

7.8	No claim

The Grantee:

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a.	must not make a claim for Financial Assistance unless it is entitled to under clause 7.1 or 7.2;

b.	must not make a claim for any Financial Assistance that will, in aggregate with previous properly made claims, exceed the relevant maximum aggregate amount set out in the Reference Schedule for that Financial Assistance (for example, the claims for reimbursement of expenses for Approved Purposes during the Term, in aggregate, must not exceed the Cash Grant);

c.	is not entitled to substitute or replace the whole or any part of the amount for one category of Financial Assistance with the whole or any part of the amount for another category of Financial Assistance; and

d.	acknowledges that the State is not obliged to provide all or any part of the Financial Assistance or consider any Claim Form unless the Grantee complies with clauses 7.3 and 7.4 and the State is satisfied in its absolute discretion of the matters in clause 7.5.

8	Records and Reports

8.1	Maintenance of Records

The Grantee must keep and maintain, to the State's satisfaction, complete and accurate Records.

8.2	Access and inspection of Records

Upon three Business Days' notice, the Grantee must allow the State, its Employees, agents and contractors access to the Facility or any other premises of the Grantee and provide all reasonable and necessary assistance to enable those persons to:

a.	inspect and take copies of any Records or any other Records which, in the State's opinion, are relevant to the Project;

b.	assess the activities of the Project, including, without limitation, the effectiveness of the Scheme; and

c.	verify, substantiate or audit any claim for Financial Assistance and Performance Criteria under this Agreement.

8.3	Periodic Report

Within 30 days of each Reporting Date (and, if applicable, within 30 days of the date of the State's request under clause 8.9), the Grantee must provide a report to the State, in a form satisfactory to the State, which includes the following:

a)	the progress of the Project;

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b)	details (excluding names) of the Employees and Eligible Employees (as the case may be), including their commencement dates, duties and titles, status (permanent, temporary or casual), hours of work and salaries, wages or fees per pay period) in accordance with the Employee Reporting Arrangement;

c)	all expenditure (including expenditure for an Approved Purpose) by the Grantee in relation to the Project;

d)	if a Milestone Date falls within the relevant reporting period, evidence of the achievement of the relevant Performance Criteria for that Milestone Date;

e)	any adverse matter which may affect the Project, the Grantee or any Group Entity (including information in respect to investigations by Government Agencies and any legal proceedings threatened or commenced by or against the Grantee);

f)	bank financing limits, cash reserves, cash flows and any other information relevant to the financial position and liabilities of the Grantee or the Project (including, without limitation, copies of the latest Financial Statements); and

g)	any other information reasonably requested by the State from time to time, since the date of this Agreement or the last preceding Reporting Date (as applicable) up to and including the relevant Reporting Date.

8.4	Half-yearly Report

Within 45 days after each 30 June and 31 December during the Term, the Grantee must provide the Financial Statements to the State for the previous six-Month period ending on that 30 June or 31 December (as the case may be). The Financial Statements must be signed by the directors or an Authorised Officer of the Grantee.

8.5	Yearly Report

Within 120 days after each 30 June during the Term, the Grantee must provide the Financial Statements to the State for the previous 12 month period ending on that 30 June. The Financial Statements must be signed by the directors or an Authorised Officer of the Grantee and, if requested by the State, must be audited by an independent auditor acceptable to the State.

8.6	Reporting obligations if a Suspension Event or Default Event occurs or is likely to occur

If a Suspension Event, or a Default Event, occurs or is likely to occur, the Grantee must provide a Report (for the period between the date of this Agreement or the last preceding Reporting Date (as applicable) and the date or likely date of the Suspension Event or Default Event, (as applicable)) to the State by the earlier of:

a)	7 days after the date of the State's written request; and

b)	21 days after the Suspension Event or Default Event first occurs or is likely to occur (as the case may be).

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8.7	Audit

If requested by the State, the State and the Grantee must negotiate in good faith and agree upon an auditable mechanism for determining, to the State's satisfaction, compliance by the Grantee with the conditions in this Agreement relating to Eligible Employee or Employee (as the case may be) numbers.

8.8	Certification

All reports given to the State under this clause 8 must be certified as correct by an Authorised Officer of the Grantee.

8.9	Request further reports

At any time, the State may request the Grantee to provide:

a)	further information in relation to any Report given under this clause 8; or

b)	a Report for a specified period.

The Grantee must comply with the State's request within 30 days of the date of request,

8.10	Personal information

For the avoidance of any doubt, nothing in this clause 8 requires the Grantee to disclose to the State any personal information about an individual which is capable of identifying an individual in breach of any applicable privacy legislation.

8.11	Continuing obligations

Notwithstanding the end of this Agreement (for whatever reason), the Grantee must (within the relevant specified time):

a.	provide to the State any reports or information under clause B which are outstanding at the date this Agreement ends;

b.	comply with any obligation to provide reports or information under clause 8, the requirement of which is triggered under clause 8 before this Agreement ends; and

c.	upon request by the State, provide to the State access and assistance under clause 8.2 for at least six Months after the date this Agreement ends.

9	Suspension and termination

9.1	Suspension Event

The State may, without prejudice to any of the State's rights under this Agreement or at law (including, without limitation, its right to terminate this Agreement under clause 9.6), suspend the provision of all or any part of the Financial Assistance if a Suspension Event occurs, until the Suspension Event is remedied.

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9.2	Written notice to Suspend

The State must notify the Grantee in writing of the Suspension Event and the grounds for the suspension ("Suspension Notice").

9.3	Suspension

Clause 9.1 applies notwithstanding that:

a)	the Grantee has provided the report to the State under clause 8.6 (and the State is satisfied of the contents of that report); or

b)	that the Grantee has lodged a Claim Form, or is entitled to lodge a Claim Form, before the Suspension Event occurred or during the suspension period, relating to any period during the Term.

9.4	Grantee to remedy breach

The Grantee must remedy the Suspension Event stated in the Suspension Notice within 14 days of receiving the Suspension Notice from the State.

9.5	Effect of suspension notice

a)	If the State gives a Suspension Notice to the Grantee under clause 9.2:

i.	the Grantee must continue to comply with its obligations under this Agreement; and

ii.	the Suspension Notice continues until either:

A.	the Grantee has remedied the Suspension Event stated in the Suspension Notice to the satisfaction of the State and the State gives a written notice of withdrawal of the Suspension Notice to the Grantee, evidencing that the State is satisfied the Suspension Event has been remedied; or

B.	the Grantee has not remedied the Suspension Event as stated in the Suspension Notice to the satisfaction of the State and the State terminates this Agreement in accordance with clause 9.6.

9.6	Right to terminate

The State has the right to terminate this Agreement by notice in writing to the Grantee if:

a.	the Grantee (or any Group Entity) becomes Insolvent;

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b.	the Grantee fails to satisfy or maintain any Performance Criteria as required by the Project Development Program and by the Milestone Dates;

c.	the Grantee fails to allow access or inspections as required under clause 8;

d.	the Grantee (or any Group Entity)

i.	has given or gives any warranty, representation, certification or statutory declaration that is false or misleading in a material way; or

ii.	knowingly provides any other information that is false or misleading in a material way;

e.	the Grantee otherwise commits a material breach of this Agreement and:

i.	the breach is not capable of being cured; or

ii.	the breach is capable of being cured and the Grantee fails to cure the breach within 10 Business Days of being notified in writing of the breach by the State;

f.	the Grantee ceases to carry on its business or a material part of it, or threatens to do either of those things except to reconstruct or amalgamate while solvent, on terms approved by the State in writing;

g.	the Grantee assigns, novates or otherwise deals with its rights and obligation under this Agreement or allows any interest in them to arise or be varied (including, without limitation, a change in Control of the Grantee), without the prior written consent of the State;

h.	the Grantee (or any Group Entity):

i.	being a corporation, ceases to be incorporated; or

ii.	being a trustee:

A.	ceases to be the trustee of the relevant trust; or

B.	has a change in the ultimate beneficial ownership of the assets of the relevant trust in a manner or to the extent that the State considers material, without the prior written consent of the State;

i.	the Grantee (or any Group Entity) sells or enters into negotiations to sell some or all of its assets which, in the State's reasonable opinion, is likely to result in the Grantee failing to fulfil its obligations under this Agreement;

j.	the Grantee (or any Group Entity) suffer a material adverse change in their financial position or a change in the Key Personnel, which in the reasonable opinion of the State, affects in a material way the Grantee's ability to fulfil its obligations under this Agreement;

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k.	the Grantee (or any Group Entity) suspends the implementation or the completion of the Project, varies or reduces the operation of the Project or relocates or proposes to relocate the Project from the Site, in a manner or to the extent that the State considers is material, without the prior written consent of the State;

l.	the Grantee fails to make full disclosure to the State in accordance with clause 5.1(m)(iv) and clause 10.1(i);

m.	a Suspension Event set out in a suspension notice issued pursuant to clause 9.2 is not remedied within 14 days of receiving the notice from the State;

n.	or any Other Default Event occurs

9.7	Notice

A notice given under clause 9.6 must specify the event or events in relation to which the notice is given. For the avoidance of any doubt, the State may issue a notice pursuant to clause 9.6, before, after or notwithstanding, a suspension notice being issued pursuant to clause 9.2.

9.8	Consequences of termination

If the State terminates this Agreement under clause 9.6:

a)	the State may, in the notice of termination or in a further notice given at any time, require the Grantee to repay the whole or any part of the Financial Assistance provided to the Grantee under this Agreement, by the time stated in the notice. The Grantee agrees that such sum will be a debt due and recoverable by the State;

b)	the State is not obliged to provide any Financial Assistance to the Grantee under this Agreement (even if the Grantee has submitted, or has a right to submit a Claim Form to the State or otherwise has a right to make a claim for Financial Assistance, before the Default Event); and

c)	the State will have recourse to the Contract Performance Guarantee (if applicable) in accordance with clause 6.5.

10	Representations and warranties

10.1	Grantee's representations and warranties

The Grantee represents and warrants to the State that:

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a)	it has full power and authority to enter into and perform its obligations under this Agreement;

b)	it has taken all necessary action to authorise the execution, delivery and the performance of the Agreement;

c)	this Agreement constitutes legal, valid and binding obligations, enforceable in accordance with its terms;

d)	the information contained in the Application and any other information provided by the Grantee to the State in support of the Application is accurate;

e)	all Ancillary Material provided under or in connection with this Agreement at any time is accurate and up to date;

f)	it does not have any interests or obligations that conflict with its interests and obligations under this Agreement;

g)	it has entered into this Agreement and decided to proceed with the Project, on its own accord

h)	in entering into this Agreement it has not relied on or been influenced by any representations or warranties by the State Government or by any person associated with the State Government about

i.	the subject matter of this Agreement;

ii.	the suitability or otherwise of the Site;

iii.	the Project's feasibility or business prospects;

iv.	the possibility of any other financial assistance or arrangements between the Grantee and the State Government; or

v.	any other matter, except as expressly set out in this Agreement; and

i)	it has made full disclosure to the State of all matters that relate to, or may be expected to adversely affect, the good reputation, character and standing of the Grantee and any Group Entity, any director, senior officer or Key Personnel of the Grantee, or Group Entity which may be involved in the Project, including matters relating to their acting in breach of their obligations under any law in the conduct of business or in any role as an officer of a company, including (without limitation) their obligations pursuant to the Corporations Act.

10.2	No authority

The Grantee acknowledges that the State has not authorised any person to make any representation referred to in clause 10.1(h).

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10.3	Trustee warranties

If the Grantee enters into this Agreement as a trustee, the Grantee:

a)	is liable both personally and in its capacity as trustee; and

b)	represents and warrants that:

i.	it is the sole trustee of the trust;

ii.	it is not in breach of trust;

iii.	it has the right to be fully indemnified out of the trust assets for obligations incurred under this Agreement before the claims of beneficiaries; and

iv.	this Agreement is for the benefit of the trust.

10.4	Continuing obligation

The warranties and representations given under clauses 10.1 and 10.3 are continuing obligations for the Term.

11	Confidentiality

11.1	Confidential information

The State will treat all commercial intelligence and other information (including data required to be provided under the terms of this Agreement) arising from or relating to the Project as confidential.

11.2	Disclosure of Confidential information

The Grantee will not disclose the terms of this Agreement to any person except:

a)	Employees, accountants, auditors insurers financial advisers or legal advisers (including those of any Group Entity) requiring the information for the purposes of this Agreement (and who accept or owe a duty of confidence in relation to the information);

b)	with the prior written consent of the State;

c)	if Grantee is required to do so by law or by a stock exchange; or

d)	if Grantee is required to do so in connection with legal proceedings relating to this Agreement.

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11.3	Disclosure by Grantee

The Grantee must use all reasonable endeavours to ensure that persons receiving information about the terms of this Agreement from it do not disclose the information except in the circumstances permitted in clause 11.2.

11.4	Excluded Information

Clauses 11.1, 11.2 and 11.3 do not apply to information that:

a)	is in or becomes part of the public domain otherwise than through breach of this Agreement or an obligation of confidence owed to the disclosing Party;

b)	the receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by receiving Party or its Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

c)	the receiving Party acquires from a source other than the disclosing Party where such source is entitled to disclose it.

11.5	Termination

This clause 11 will survive termination (for whatever reason) of this Agreement.

11.6	Announcements or releases

The Grantee may not make press or other announcements or releases Agreement without the prior written approval of the State as to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by the Grantee by law.

11.7	Disclosure by the State

The State reserves the right to disclose to any person the name of the Grantee, details of the Financial Assistance and the Project, including, without limitation, for the purposes of complying with any law or complying with or meeting applicable standards for accountability of public money.

11.8	Acknowledgement of Assistance

The Grantee must, in making any public statement or media release about the Project or the Project Development Program (whether during the Term of this Agreement or after its expiry) include an acknowledgement of the Financial Assistance the Grantee has received from the State

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12	GST

12.1	Definitions

Words in this clause 12 have the same meaning as in the GST Act unless the context makes it clear that a different meaning is intended.

12.2	Consideration does not include GST

The consideration specified in this Agreement does not include any amount for GST.

12.3	Recovery of GST

If a supply under this Agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the Amount of the Consideration multiplied by the applicable GST rate.

12.4	Time of payment

The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the supplier gives the recipient a tax invoice.

12.5	Adjustment of additional amount

If the additional amount differs from the amount of GST payable by the supplier, the Parties must adjust the additional amount.

12.6	Reimbursement

If a Party is entitled to be reimbursed or indemnified under this Agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the Party is entitled to an input tax credit (or would have been entitled to an input tax credit if that Party had done all things necessary to obtain an input tax credit).

12.7	Registration of GST

The State may withhold the provision of any Financial Assistance under this Agreement until:

a)	the Grantee has given the State evidence of the Grantee's GST registration and Australian Business Number; and

b)	the Parties have satisfied any other condition required by law to be satisfied before the State can provide the Financial Assistance or to ensure that the State does not become liable for any taxes or charges for which the Grantee is primarily liable.

12.8	Tax Equivalents Regime

a)	Clause 12.8(b) applies if a Party is exempted from the application of the GST Act but is subject to any Tax Equivalents Regime.

b)	A Party to which a Tax Equivalents Regime applies will be treated, as far as possible, as if it is fully liable to GST, eligible for input tax credits and otherwise subject to the GST Act and a liability of such a Party to pay an amount under a Tax Equivalents Regime will be treated as a liability to pay GST.

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13	No undisclosed principals or undisclosed trusts

Except as expressly stated in writing in this Agreement, no person enters into this Agreement as an agent for any other person or as trustee of any trust or on behalf or for the benefit of any other person.

14	Disclaimer, Release and Indemnity

14.1	Disclaimer

The Recipient carries out the Project entirely at its own risk. To the full extent permitted by law, the State will not be liable for any Demand brought against or made upon or incurred by the Grantee in carrying out the Project, excluding where that Demand arose as the direct result of any breach, fault, negligent or unlawful act or omission by the State, its employees, agents and contractors.

14.2	Release and Indemnity

To the full extent permitted by law, the Grantee releases and indemnifies the State and the State Government and their respective employees, agents and contractors from and against all costs, expenses, damages and losses (including any cost of settlement) suffered as a result of any Demand which may be brought or made against the State, the State Government, their employees, agents and contractors by any person arising directly or indirectly out of:

a.	any breach of this Agreement by the Grantee; or

b.	any act or omission of the Grantee or any Group Entity or their Employees, agents or contractors in connection with the Project,

except to the extent that any breach, fault, negligent or unlawful act or omission by the State, the State Government, their respective employees, officers and agents has directly caused or contributed to the Demand.

15	No Partners

a.	Nothing contained or implied in this Agreement constitutes that a Party is the partner, agent, or legal representative of another Party for any purpose or creates any partnership, agency or trust, and no Party has any authority to bind another Party in any way.

b.	The Grantee must ensure that the Grantee and the Group Entities and their employees, agents and contractors do not represent that:

i.	the State Government is a party to or involved in the Project;

ii.	the Project has been given any particular endorsement, support or status by the State Government;

iii.	they act in any capacity on behalf of the State Government under this Agreement; or

iv.	they are a partner, agent, or legal representative of the State Government under this Agreement.

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16	Communication of breaches

If the Grantee breaches clause 11 or 15, the Grantee must promptly take such steps as the State directs to limit or remove the potential for any person to rely on any representation or make a Demand against the State, or the State Government or their employees, agents or contractors, arising out of or in connection with such breach. If the Grantee does not comply with this clause 16, the State may take any such steps in its own name or in the name of the Grantee, and recover the cost of doing so from the Grantee on demand.

17	Notices

17.1	Form

Unless expressly stated otherwise in this Agreement, all Notices in connection with this Agreement must be in writing, signed by the sender (if an individual) or an Authorised Officer of the sender and marked for the attention of the person identified in the Details on page 1 or, if the recipient has notified otherwise, then marked for attention in the way last notified.

17.2	Delivery

Notices must be:

a.	left at the address set out or referred to in the Details;

b.	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

c.	sent by fax to the fax number set out or referred to in the Details; Or

d.	given in any other way permitted by law.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

17.3	When effective

Notices take effect from the time they are received unless a later time is specified.

17.4	Receipt - post

If sent by post, the Notices are taken to be received three days after posting (or seven days after posting if sent to or from a place outside Australia).

17.5	Receipt – fax

If sent by fax, the Notices are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

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17.6	Receipt - general

Despite clauses 17.4 and 17.5, if they are received after 5.00pm in the place of receipt or on a non-Business Day, they are to be taken to be received at 9.00am on the next Business Day.

18	Assignment

18.1	Assignment by the Grantee

The Grantee may not assign, novate or otherwise deal with its rights and obligations under this Agreement or allow any interest in them to arise or be varied in each case, without the prior written consent of the State. For the purposes of this clause and for the avoidance of any doubt, an assignment under this clause includes but is not limited to a change in the ultimate or beneficial ownership of the Grantee, such that the assignment results in a change in Control of the Grantee.

18.2	Assignment by the State

The State may assign, novate or otherwise deal with its rights and obligations under this Agreement or allow any interest in them to arise or be varied in each case, without the consent the Grantee. The Grantee must enter into any agreements or deeds reasonably required by the State to give effect to any such assignment, novation or dealing.

18.3	Other State Government Departments

The Grantee acknowledges that a Department of the State Government (other than the Department of Employment, Economic Development and Innovation) may administer the Scheme from time to time and may be substituted for the Department of Employment, Economic Development and Innovation.

19	Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

20	Entire agreement

This Agreement constitutes the entire agreement of the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

21	Dispute resolution

21.1	Reasonable endeavours to settle

(a)	If a Dispute arises, the Party claiming the Dispute will send the other Parties written notice:

(i)	stating that it is a notice under this clause 21.1(a); and

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(ii)	specifying in reasonable detail

(A)	the nature of the Dispute; and

(B)	the matters on which the Parties are unable to agree at the date of the notice of the Dispute;

(b)	The Parties undertake in good faith to use all reasonable endeavours to settle the Dispute expeditiously within 10 Business Days from the date of the notice in clause 21.1(a).

21.2	Mediation

If the Parties cannot resolve the Dispute within the time stipulated in clause 21.1(b), the Dispute must be referred to mediation. Mediation is to be administered by the Australian Commercial Disputes Centre Limited ("ACDC"), conducted in Brisbane, Queensland and held in accordance with the ACDC Guidelines for Commercial Mediation.

21.3	Appointment of mediator

For the purpose of mediation of the Dispute under clause 21.2, the Parties agree to appoint a mediator. The mediator must be appointed within 5 Business Days of the expiry of the time period in clause 21.1(b) and will be an independent person agreed between the Parties.

If the Parties do not agree as to the mediator to be appointed within that time, either Party must procure the president or other senior office bearer for the time being of the ACDC to nominate a person to act as mediator. Mediation between the Parties must occur within 15 Business Days from the date the mediator is appointed and the Parties must co-operate with the mediator in an effort to resolve the Dispute. Any costs incurred by the mediator in conducting the mediation are to be met equally by the Parties

21.4	Resolution of Dispute

a)	If the Dispute is resolved the Parties must execute terms of settlement; or

b)	If the Dispute is not resolved within 15 Business Days of commencement of the mediation or within any extended time agreed to by the Parties in writing, the mediation must cease and either Party may commence legal proceedings.

22	General

22.1	Discretion in exercising rights

The State may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

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22.2	Partial exercising of rights

If a Party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later.

22.3	No liability for loss

Subject to clauses 22.14(b), a Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this Agreement.

22.4	Approvals and consents

By giving its approval or consent a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

22.5	Remedies cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

22.6	Rights and obligations are unaffected

Rights given to the Parties under this Agreement and the Parties' liabilities under it are not affected by anything which might otherwise affect them by law.

22.7	Variation and waiver

A provision of this Agreement or a right created under it, may not be varied except in writing, signed by the Party or Parties to be bound.

22.8	Indemnities

The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Party under this Agreement and continue after this Agreement ends. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

22.9	Other continuing obligations

The obligations contained in clauses 6.2, 6.5, 8.9(a), 8.11, 9.8, 11 and 12 are continuing obligations and continue after this Agreement ends.

22.10	Further steps

Each Party agrees, at its own expense, to do anything the other Party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):

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a)	to bind the Party and any other person intended to be bound under this Agreement; and

b)	to show whether the Party is complying with this Agreement.

22.11	Prompt performance

If this Agreement specifies when the Party agrees to perform an obligation, the Party agrees to perform it by the time specified. Each Party agrees to perform all other obligations promptly.

22.12	Set-off

At any time after a Default Event, the State may set off any amount due for payment by the Grantee to the State against any amount due for payment by the State to the Grantee under this Agreement.

22.13	Construction

No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

22.14	Costs

(a)	Subject to clauses 22.14(b) and 22.15, the Parties agree to pay their own legal and other costs and expenses in connection with the preparation and execution of this Agreement and other related documentation.

(b)	The Grantee agrees to pay or reimburse the State on demand for the State's costs in exercising or attempting to exercise the State's rights under this Agreement in respect of any Suspension Event or Default Event, including legal costs on whichever is the higher of a full indemnity basis or solicitor own client basis.

22.15	Stamp duty

The Grantee agrees to:

(a)	pay all stamp duty (including fines, penalties and interest) payable and assessed by legislation or by any revenue office on this Agreement, on any instruments entered into under this Agreement, and in respect of a transaction evidenced by this Agreement; and

(b)	indemnify on demand the State against any liability for that stamp duty (including fines, penalties and interest).

22.16	Change in law

Notwithstanding any term of this Agreement, the State's obligation to provide all or part of the Financial Assistance will be reduced or cease to the extent that any change to, or repeal of, the law (including, without limitation, the Duties Act 2001 (Qld), Land Tax Act 1915 (Qld) and Payroll Tax Act 1971 (Qld)) has the effect of reducing or removing the basis for that part of the Financial Assistance.

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22.17	Counterparts

This Agreement may consist of a number of copies, each signed by one or more Parties to the agreement. If so, the signed copies are treated aS making up the one document and the date on which the last counterpart is executed will be the date of the agreement.

23	Governing law

23.1	Governing law

This Agreement is governed by the law in force in the State of Queensland.

23.2	Jurisdiction

Each Party submits to the non-exclusive jurisdiction of the courts of Queensland and courts of appeal from them. Each Party waives any right it has to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

23.3	Serving documents

Without preventing any other method of service, any document in an action may be served on a Party by being delivered or left at that Party's address Details.

24	Interpretation

24.1	Definitions

These meanings apply unless the contrary intention appears:

Agreement means this document and any Schedules or annexures to it.

Amount of the Consideration means:

a)	the amount of any payment in connection with a supply; and

b)	in relation to non-monetary consideration in connection with a supply, the GST exclusive market value of that consideration as reasonably determined by the supplier.

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Ancillary Material includes any contract, insurance policy or a certificate of currency for the insurance policy, assessment, invoice, receipt, report, record, Authorisation, statutory declaration or other document or information relating to or in connection with the Project, the Grantee or any Group Entity and includes (without limitation) details of any matters required to be disclosed to the State under either clause 5.1(m)(iv) or clause 10.1(i).

Application means the application and any other information provided by the Grantee to the State in support of the application for financial assistance under the Scheme in relation to the Project.

Approved Purpose means the purposes specified in the Reference Schedule relating to the Project.

Approved Security Provider has the meaning it has in the Financial and Performance Management Standard 2009 (Old) as enacted by the Financial Accountability Act 2009 (QId).

Authorisation includes:

a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Government Agency; or

b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Authorised Officer means:

a)	in the case of the Grantee, any officer or employee of the Grantee notified to the State in writing by the Grantee from time to time, as an authorised officer of the Grantee for the purposes of this Agreement (including clause 5.2) and for whom details (including name and contact details) and a specimen signature has been provided to the State in accordance with clause 4.1(a); and

b)	in the case of the State, a person appointed by the State to act as an Authorised Officer for the purposes of this Agreement.

Base Employees are the Employees specified as such in the Reference Schedule

Base Employee Number means the number of Base Employees specified in the Reference Schedule.

Business Day means a day other than a Saturday, Sunday or public holiday in Brisbane, Queensland.

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Capital Expenditure means the amount as specified in the Reference Schedule, to be incurred by the Grantee in relation to plant and equipment, land, buildings and infrastructure for the Project, but excludes operating expenditure and GST.

Cash Grant means an amount to defray in whole or part Project expenses incurred by the Grantee for an Approved Purpose, up to the maximum aggregate amount stated in the Reference Schedule as the Cash Grant.

The Cash Grant does not include Project expenses relating to the reimbursement of any tax, duty or other amount paid by the Grantee to the State Government.

Claim Form means the claim form(s) contained in Schedules 3, 4, 5 and 6 (as applicable).

Contract Performance Guarantee means security provided by an Approved Security Provider for the amount specified in the Reference Schedule, which meets the requirements of Division 6 of the Financial and Performance Standard 2009 (Old), on terms satisfactory to the State.

Control of a corporation means having:

a)	more than 19.9% of the votes eligible to be cast in the election of directors or any similar matter;

b)	the right to appoint or remove directors (or members of a governing body having functions similar to a board of directors) any similar matter representing more than 19.9% of the votes exercisable by all the directors (or persons having similar functions);

c)	an interest of more than 49.9% in any category of the profits. distributions or net liquidation proceeds of that corporation; or

d)	control within the meaning of section 50AA of the Corporation[s] Act.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cwlth).

Default Event means an event described in clauses 9.6(a) to (n) (inclusive).

Demand means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand for any cost, loss, injury, damage or expense of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, direct or consequential, whether at law, in equity, under statute or otherwise.

Details means the section of this Agreement headed "Details".

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Dispute means any dispute, controversy, difference or Demand between the Parties as to:

a)	the construction of this Agreement;

b)	the rights or obligations of a Party under this Agreement; or

c)	any other matter arising out of or relating to this Agreement including any question regarding the existence, validity or termination of this Agreement,

other than one entitling a Party to claim for urgent interim or interlocutory relief.

Employees means a person:

a)	directly employed by the Grantee in Queensland on a permanent full time basis;

b)	contracted or engaged through an employment agency in Queensland by the Grantee in Queensland on a full-time basis; or

c)	who is an independent contractor or an employee of a third party, engaged on a full-time basis to fill a position reasonably determined by the State to be a position directly related to the Project,

who works not less than the customary relevant award hours (or if no award applies, 37.5 hours) per week of each working week of a year other than the statutory or award holiday periods, and for whom the Grantee is liable to pay payroll tax in Queensland in respect of that Employees wages or salaries, but does not include an Excluded Employee.

For the purposes of this definition, two or more persons who fall within the same category above but are engaged part-time on a permanent, casual or contract basis, who in aggregate work such hours, will be counted as a single person.

Employee Reporting Arrangement means the format for the reporting of Employee, Base Employee Number and Eligible Employee related information by Grantee, which is acceptable to the State, and agreed by the State and the Grantee pursuant to clause 7.3(a).

End Date has the meaning given to that term in the Reference Schedule.

Excluded Employee means:

a)	an Employee, employed or engaged by the Grantee through a transmission of the whole or any part of any business, including by takeover, transfer, succession or other form of acquisition where that Employee was, at the time of the transmission, employed or engaged in relation to the business in Queensland;

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b)	if the Project relates to the expansion of a Facility existing in Queensland at the date of this Agreement, an Employee who, before the date of this Agreement was an Employee of the Grantee or of any Group Entity in Queensland at the Facility; and

c)	if the Project relates to the establishment or relocation of a Facility, any Employee employed or engaged in a position or function created at or relocated to the Facility, comprising a function or position or a number of functions or positions performed at another office or location of the Grantee in Queensland before the establishment or relocation of the Facility whether or not there has been any redesignation of the position or function after its creation at or relocation to the Facility; or

d)	any Employee defined as an Excluded Employee in the Reference Schedule

e)	any Other Excluded Employee.

Facility has the meaning given to it in the Reference Schedule.

Financial Assistance means assistance in the form of the reimbursements described in clause 7.1 (as applicable), by the State to the Grantee.

Financial Statements means:

a)	a statement of financial performance;

b)	a statement of financial position; and

c)	a statement of cash flows,

together with any notes to those documents, a directors’ declaration as required under the Corporations Act and any other information necessary to give a true and fair view.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Group Entity means any related body corporate or associate of the Grantee (as those terms are defined in the Corporations Act).

GST has the meaning it has in the GST Act.

GST exclusive market value has the meaning it has in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

A person is Insolvent if:

a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

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b)	it has had a Controller appointed or is in liquidation (including voluntary liquidation, provisional liquidation, under administration or wound up or has had a receiver or a receiver and manager appointed to any part of its property or any mortgage, charge or other security over any of the Grantee's property is enforced;

c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the State);

d)	an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above;

e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another Party to this Agreement reasonably deduces it is so subject);

g)	it is otherwise (including, without limitation, in the State's reasonable opinion) unable to pay its debts when they fall due; or

h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction (including, without limitation, to a Grantee who is an individual).

Key Personnel means those persons identified as such in the Reference Schedule.

Land Tax Terms has the meaning given to it in the Reference Schedule.

Milestone Date means the dates by which any Performance Criteria are required to be satisfied, as specified in the Project Development Program.

Month means one calendar month.

Notices include notices, certificates, consents, approvals, waivers and other communications.

Operations Commencement Date means the date stated in the Reference Schedule.

Other Pre-conditions has the meaning given to it in the Reference Schedule.

Other Default Events has the meaning given to it in the Reference Schedule.

Other Excluded Employees has the meaning given to it in the Reference Schedule.

Other Special Conditions has the meaning given to it in the Reference Schedule,

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Other Suspension Events has the meaning given to it in the Reference Schedule.

Party means a party to this Agreement and Parties means every Party.

Payment Date means within a reasonable time of the State being satisfied of the matters contained in clause 7.4.

Payroll Tax Terms has the meaning given to it in the Reference Schedule.

Performance Criteria means the:

a)	minimum employment or engagement levels relating to Employees or Eligible Employees (as the case may be) to be satisfied by the Grantee;

b)	the minimum Capital Expenditure to be incurred in Queensland by the Grantee; or

c)	any other matter required to have occurred or be satisfied by the Grantee,

by the relevant Milestone Date, as specified in the Project Development Program.

Project has the meaning given to it in the Reference Schedule.

Project Commencement Date means the date stated in the Reference Schedule.

Project Development Program means the program for carrying out the Project and satisfying the Performance Criteria, as set out in Schedule 2.

Quarter means a quarter ending on 31 March, 30 June, 30 September or 31 December (as applicable).

Records means books of account, transaction records and operating records in connection with the Project (which includes, without limitation, all information and material necessary to prepare and explain the Report).

Reference Schedule means the reference schedule contained in Schedule 1.

Regional Queensland means any part of the State of Queensland apart from South East Queensland

Report means a report under clause 8.3.

Reporting Date has the meaning given to it in the Reference Schedule,

Representative of a Party includes an employee, agent, officer, director, auditor, advisor, partner, consultant, joint venturer, contractor or subcontractor of that Party.

Schedule means any schedule or annexure to this Agreement.

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Scheme means the Regional Queensland Investment Incentives Scheme administered by the State.

Site means the location of the Facility, as described in the Reference Schedule.

South East Queensland means the Queensland statistical division of Brisbane, as defined by the Australian Bureau of Statistics July 2006.

Stamp Duty Terms has the meaning given to it in the Reference Schedule.

State Government includes the Queensland Government, any of its departments or divisions, Ministers, government-owned corporations, any agent or representative of the State, or a corporation or body constituted for a public purpose of the State.

Suspension Event means:

a)	a Default Event occurs;

b)	the Grantee or a Group Entity does not pay an amount which is due and payable by the Grantee or any of its Group Entities (as the case may be) to the State Government (whether or not connected with the Project), including, without limitation, under any freehold or State Government leasehold lease, any tax, duty or other charge, in relation to any Authorisation or in relation to any financial arrangement);

c)	Any Other Suspension Event occurs.

Tax Equivalents Regime means a tax equivalents regime established by a law of the Commonwealth, State or Territory Government or operated on a principle as enunciated in clause 17 of the Intergovernmental Agreement on the Reform of Commonwealth State Financial Relations dated June 1999.

Term means the period between the Operations Commencement Date and the End Date (inclusive).

24.2	References to certain general terms

Unless the contrary intention appears, a reference in this Agreement to:

a)	(variations or replacement) a document (including this Agreement) includes any variation or replacement of Agreement) includes any variation or replacement of it;

b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

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d)	(law) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, reenactments or replacements of any of them);

e)	(singular includes plural) the singular includes the plural and vice versa;

f)	(person) the word "person" includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, or any Government Agency;

g)	(executors, administrators, successors) a particular person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

j)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

k)	(dollars) Australian dollars, dollars, A$ or $ is a reference to the lawful currency of Australia;

l)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

m)	(meaning not limited) the words "include", "including", "for example" or "such as" are not used as, nor are they to be interpreted as, words of limitation, and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

n)	(next day) if an act under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

o)	(next Business Day) if an event under this Agreement must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

p)	(time of day) time is a reference to Brisbane, Queensland time;

q)	(grammatical form) where any word or phrase is given a defined meaning, any other grammatical form of that word or part of speech has corresponding meaning; and

r)	(reference to anything) anything (including any amount) is a reference to the whole and each part of it.

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24.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

24.4	Inconsistency

To the extent that there is an inconsistency between the terms of this Agreement and the terms of the Reference Schedule, the terms of the Reference Schedule prevail.

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EXECUTED as an agreement

State of Queensland

SIGNED by THE HONOURABLE ANDREW FRASER MP. Treasurer and the Minister for the Department of Employment, Economic Development and Innovation (ABN 24 830 236 406) on behalf of the STATE OF QUEENSLAND

/s/ State of Queensland

Grantee

SIGNED by eco-Kinetics Pty Ltd (ABN 56 123 950 256) in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:

/s/ eco-Kinetics Pty Ltd

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